SCHEDULE 14A
                               (Rule 14a-101)

                 INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No. )

Filed by the registrant   /x/

Filed by a party other than the registrant   / /

Check the appropriate box:

/ /       Preliminary proxy statement    / /  Confidential, For Use of the
                                              Commission Only  [as Permitted
                                              by rule 14a-6(e)(2)]

/x/       Definitive proxy statement
/ /       Definitive additional materials
/ /       Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                              THE BOMBAY COMPANY, INC.
                 (Name of Registrant as Specified in Its Charter)
     Michael J. Veitenheimer, Vice President, Secretary and General Counsel (Name of Person(s) Filing Proxy Statement, if other than the Registrant)



Payment of filing fee (Check the appropriate box):
/x/      No fee required.

/ /      Fee computed on table below per Exchange Act
         Rules 14a-6(i)(4) and 0-11.


        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transactions applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):

        (4)     Proposed maximum aggregate value of transaction:

        (5)     Total fee paid:



/ /     Fee paid previously with preliminary materials.


/ /     Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)     Amount previously paid:
______________________________________________________________________________
        (2)     Form, Schedule or Registration Statement No.:
_______________________________________________________________________________
        (3)     Filing Party:
_______________________________________________________________________________
        (4)     Date Filed:
_______________________________________________________________________________








                        THE BOMBAY COMPANY, INC.

                        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                      May 21, 1998

To the Shareholders:

        The Annual Meeting of Shareholders of The Bombay Company, Inc. will be held at the Dorothea Leonhardt Lecture Hall at the Botanic Garden Center Complex, 3220 Botanic Garden Blvd., Fort Worth,Texas, on May 21, 1998, at 9:00 a.m. (C.D.T.) for the following purposes:

        1. To elect three directors in Class A to serve for three-year terms expiring in 2001, or until their successors are elected and qualified; and

        2. To approve an amendment to the Company's 1991 Director Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder by 90,000 shares;

        3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

        By resolution of the Board of Directors, only shareholders of record as of the close of business on March 25, 1998, are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. The Annual Report of the Company, including financial statements for the fiscal year ended January 31, 1998, has been mailed to all shareholders.


                                        By Order of the Board of Directors


                                           MICHAEL J. VEITENHEIMER
                                                Vice President, Secretary
                                                      and General Counsel







Fort Worth, Texas
April 10, 1998

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
NO POSTAGE IF MAILED IN THE UNITED STATES.


                             THE BOMBAY COMPANY, INC.
                                550 Bailey Avenue
                             Fort Worth, Texas 76107
                                (817) 347-8200

                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS

                                May 21, 1998


                    SOLICITATION AND REVOCABILITY OF PROXY

        This Proxy Statement and the accompanying proxy, first mailed to shareholders on April 10, 1998,is furnished in connection with the solicitation of proxies by the Board of Directors of The Bombay Company, Inc. (the "Company") for use at the annual meeting of shareholders for the fiscal year ended January 31, 1998, which meeting is to be held on May 21, 1998, (the "Annual Meeting") or at any adjournment(s) thereof. Giving the proxy will not in any way affect a shareholder's right to attend the Annual Meeting and to vote in person. A proxy may be revoked at any time before it is exercised by requesting its return in writing to the Secretary at the office of the Company prior to or at the Annual Meeting, by the attendance and voting by a shareholder at the Annual Meeting or by the execution and delivery to the Company of a proxy dated subsequent to a prior proxy.

        A proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. Unless authority to vote for the election of directors (or for any one or more nominees) is withheld, proxies will be voted for the slate of three directors as proposed by the Board, and, if no contrary instructions are given, proxies will be voted for the amendment to the Director Stock Option Plan and for approval of any remaining item on the proxy. Discretionary authority is provided in the proxy as to any matters not specifically referred to therein. Management is not aware of any other matters which are likely to be brought before the Annual Meeting. However, if any such matters are properly raised, it is understood that the proxy holder or holders are fully authorized to vote thereon in accordance with his or their judgment and discretion.

        The cost of soliciting proxies in the accompanying form has been, or will be, paid by the Company. In addition to the solicitation of proxies by use of the mails, certain officers and regular employees (who will receive no compensation therefore in addition to their regular salaries) may be used to solicit proxies personally and by telephone. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing. To the extent necessary in order to assure sufficient representation, a commercial proxy solicitation firm may be engaged to assist in the solicitation of proxies. Whether such a measure will be necessary depends entirely upon how promptly proxies are received. No outside proxy solicitation firm has been selected or employed with respect to the Annual Meeting as of the date of this Proxy Statement, and the costs of any such services cannot be estimated at this time.



                        RECORD DATE AND VOTING SECURITIES

        The Board of Directors has fixed the close of business on March 25, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the record date for the Annual Meeting, there were outstanding 38,118,949 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held by such person.

                                SECURITY OWNERSHIP

Principal Shareholders

        The following table sets forth information based upon the records of the Company and filings with the Securities and Exchange Commission as of March 25, 1998, with respect to each person known to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities.

                  Name and Address of                    Amount and Nature of       Percent
Title of Class    Beneficial Ownership                   Beneficial Ownership(l)    of Class
Common Stock      The Crabbe Huson Special Fund, Inc.,   5,701,630 shares (2)        14.96%
                  The Crabbe Huson Small Cap Fund, and
                  The Crabbe Huson Group, Inc.
                  121 SW Morrison, Suite 1400
                  Portland, OR 97204

Common Stock      State of Wisconsin Investment Board    3,694,300 shares (3)         9.72%
                  P.O. Box 7842
                  Madison, WI 53707

___________

(l) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or to direct the voting of such shares,or
(ii) the investment power with respect thereto, including the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.

(2) The Crabbe Huson Special Fund, Inc., The Crabbe Huson Small Cap Fund and The Crabbe Huson Group, Inc. by letter dated March 5, 1998, reported ownership of 5,701,630 shares of Common Stock.

(3) The State of Wisconsin Investment Board filed with the Securities and Exchange Commission an Amended Schedule 13G dated January 20, 1998, reporting ownership of 3,694,300 shares of Common Stock.


Securities Owned by Management

        The table below sets forth as of March 25, 1998, the numbers of shares of Common Stock beneficially owned by each of the directors of the Company, each executive officer or former executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group.

Title of
Class          Name of Beneficial Ownership  Amount and Nature   Percent
                                             of Beneficial       of Class
                                             Ownership(1)
Common Stock   Barbara Bass                     66,562(2)           *
Common Stock   Edmund H. Damon                  62,186(3)           *
Common Stock   Glenn E. Hemmerle                     0              *
Common Stock   James E. Herlihy                 72,011(4)           *
Common Stock   Robert S. Jackson                58,812(5)           *
Common Stock   Brent A. Magnuson                42,209(6)           *
Common Stock   A. Roy Megarry                   21,800(7)           *
Common Stock   Carmie Mehrlander                     0              *
Common Stock   Clayton E. Niles                 85,624(8)           *
Common Stock   Robert E. Runice                 33,312(9)           *
Common Stock   J. Michael Smith                 10,400(10)          *
Common Stock   Carson R. Thompson               257,787(11)         *
Common Stock   Michael J. Veitenheimer          119,856(12)         *
Common Stock   Shirley Young                    33,850(13)          *
Common Stock   All present executive officers   965,832(14)       2.51%
               and directors as a group
               (15 persons)
_______________

*Less than one percent (1%)


(1) Directors and executive officers have sole voting and investment powers of the shares shown unless otherwise indicated below. Includes shares which may be acquired by the exercise of options within sixty days after March 25, 1998. Does not include units under Director Stock Deferral Plan which may not be acquired within 60 days.

(2) Includes 40,062 shares which may be acquired upon exercise of options. Ms. Bass disclaims beneficial ownership of 20,000 shares listed above which are owned by her spouse.

(3) Includes 45,124 shares which may be acquired upon exercise of options. Mr. Damon disclaims beneficial ownership of 6,157 shares listed above which are owned by his spouse and a trust for the benefit of his children.

(4) Represents the last known share ownership information for Mr. Herlihy, who left the Company on October 4, 1997, and includes 25,316 shares which may be acquired upon exercise of options.

(5) Includes 28,812 shares which may be acquired upon exercise of options.

(6) Includes 33,600 shares which may be acquired upon exercise of options.

(7) Includes 11,600 shares which may be acquired upon exercise of options. Mr. Megarry disclaims beneficial ownership of 4,700 shares listed above which are owned by his spouse.

(8) Includes 14,750 shares which may be acquired upon exercise of options.

(9) Includes 19,812 shares which may be acquired upon exercise of options.

(10) Includes 10,400 shares which may be acquired upon exercise of options.

(11) Includes 14,750 shares which may be acquired upon exercise of options.

(12) Includes 46,489 shares which may be acquired upon exercise of options.

(13) Includes 13,850 shares which may be acquired upon exercise of options. Ms. Young resigned from the Board effective March 26, 1998.

(14) Includes 403,211 shares which may be acquired upon exercise of options held by executive officers and directors. Does not include shares or vested options owned by Mr. James E. Herlihy, who ceased being an executive officer on October 4, 1997 or Mr. Gerald A. Cook, who ceased being an executive officer on April 6, 1998.


                                ELECTION OF DIRECTORS

                                        (Item 1)

        The Certificate of Incorporation of the Company provides that the members of The Bombay Company, Inc. Board of Directors shall be divided into three classes, as nearly equal in number as possible, each of which is to serve for three years, with one class being elected each year. The terms of office of the directors in Class A expire with this Annual Meeting. Ms. Shirley Young resigned from the Board on March 27, 1998, due to her international business commitments for General Motors. Mr. Clayton E. Niles will retire from the Board at the Board meeting immediately following the Annual Meeting in compliance with the Board's mandatory retirement policy.

        To be elected as a director, each nominee must receive the favorable vote of a plurality of the shares represented and entitled to be voted at the Annual Meeting. The persons named in the enclosed form of Proxy, unless otherwise directed, intend to vote such Proxy FOR the election of the nominees named below as directors for the term specified. If any nominee becomes unavailable for any reason, the persons named in the form of Proxy are expected to consult with management in voting the shares represented by them. Management has no reason to doubt the availability of any of the nominees to serve and no reason to believe that any of the nominees will be unavailable or unwilling to serve if elected to office. Except as limited by the Certificate of Incorporation or bylaws, to the knowledge of management, the nominees intend to serve the term for which election is sought. Cumulative voting is not permitted by the Certificate of Incorporation.

        The Board of Directors has nominated three persons for election as directors in Class A at this Annual Meeting to serve for three-year terms expiring in 2001 or until their successors are elected and qualified. All nominees are currently serving as directors and have consented to serve upon election.

                Present Directors Who Are Nominated For Re-Election
                           Principal                Director      Term to
Director's Name      Age   Occupation                 Since        Expire
Barbara Bass         47    Private Investor           1993          2001


Robert S. Jackson    52    Chief Executive Officer    1991          2001
                           of the Company

A. Roy Megarry       61    Corporate Director and     1994          2001
                           Former Chairman and
                           Publisher, The Globe and
                           Mail and Consultant to
                           Thomson Newspapers





                Continuing Directors Whose Terms Are Not Expiring
                            Principal                    Director   Term to
Director's Name       Age   Occupation                     Since     Expire
Edmund H. Damon       68    Private Investor and            1984      2000
                            former President and
                            Chief Executive Officer,
                            Pantasote, Inc.

Robert E. Runice      68    Private Investor and retired    1985      2000
                            Vice President and President,
                            Commercial Development
                            Division, US West, Inc.


Glenn E. Hemmerle     52    President and Chief Executive   1997      2000
                            Officer, The Johnny Rockets
                            Group, Inc.

Carmie Mehrlander     46    President and Chief Operating   1998      1999
                            Officer of the Company

Clayton E. Niles      71    Chairman of the Board           1982      1999
                            of the Company

Carson R. Thompson    59    Former President and Chief      1978      1999
                            Executive Officer of the
                            Company,Chairman of the Board
                            and Chief Executive Officer,
                            PawnMart, Inc.

        Additional information regarding the three nominees for election as directors and the continuing directors of the Company is as follows:

Nominees

        Barbara Bass has been a director of the Company since
February 17, 1993. She previously served as President and Chief Executive Officer of the Emporium Weinstock division of Carter Hawley Hale Stores, Inc., a department store chain, from 1989 to 1992. During 1987 and 1988
Ms. Bass served as Chairman of the Board and Chief Executive Officer of
I. Magnum, a division of Federated Department Stores. Prior thereto, from 1980 until 1987 Ms. Bass was employed by Bloomingdales, a division of Federated Department Stores, serving as Executive Vice President from 1985 until 1987, Senior Vice President from 1983 until 1985, Merchandising Vice President from 1981 until 1983 and Operating Vice President during 1980 and 1981. Prior to joining Bloomingdales, Ms. Bass spent eight years in fashion retailing at Macy's California and Burdine's. Ms. Bass also serves on the Board of Directors for DFS Group Limited, Starbucks Corporation and bebe (REGISTERED TRADEMARK).

        Robert S. Jackson was appointed Chief Executive Officer of the Company on February 2, 1998, after serving as acting President and Chief Executive Officer of the Company since March 29, 1997. He has been a member of the Board of Directors since 1991. Prior to joining Bombay as an officer, he was a private investor and business consultant after having served as President and Chief Executive Officer of USPCI, Inc., a former waste management subsidiary of Union Pacific Corporation from May 1991 until December 1994. From December 1981 until May 1991, Mr. Jackson was employed by Union Pacific Resources, the oil and gas and hard minerals subsidiary of Union Pacific Corporation, serving as its Vice President of Finance and Administration from 1984 until 1988 and as its Executive Vice President and Chief Financial Officer from 1988 until 1991.

        A. Roy Megarry was elected to the Board on October 13, 1994. He serves as Corporate Director and was formerly Chairman of The Globe and Mail, a major Canadian newspaper headquartered in Uxbridge, Ontario since 1993. In connection therewith, he also acts as a consultant to Thomson Newspapers. Prior thereto, from 1978 to 1992, Mr. Megarry served as Publisher and Chief Executive Officer of The Globe and Mail newspaper. Mr. Megarry also serves on the Board of Directors of Hewlett-Packard (Canada) Ltd. and GST Telecommunications.

Continuing Directors

        Edmund H. Damon joined the Board of Directors in 1984 and is a private investor after having served as President and Chief Executive Officer of Pantasote, Inc. from January 1, 1986, to September 22, 1989, and as President and Chief Operating Officer from May 1983 through December 1985. Mr. Damon served as Vice President of Mainstream Access, Inc. from September 1982 to May 1983, and as Vice President and a member of the Management Committee of The Singer Co. for more than three years prior to September 1982. Mr. Damon also serves on the Board of Directors of Newflo Corporation.

        Robert E. Runice joined the Board of Directors in 1985 and is a private investor and business consultant. He has been associated with the telecommunication industry for over forty years and from 1983 to 1991 was a Vice President of US West, Inc. and President, Commercial Development Division of US West, Inc. US West, Inc. is a telecommunications service corporation headquartered in Englewood, Colorado. Mr. Runice also serves on the Boards of Directors of Tandy Brands Accessories, Inc. and Utilx, Inc.

        Glenn E. Hemmerle was elected to the Board of Directors on May 1, 1997. He currently serves as President and Chief Executive Officer of The Johnny Rockets Group, Inc., a chain of 94 restaurants with locations in the United States, Australia, the Middle East, Japan and Canada.
Prior to joining Johnny Rockets on February 12, 1997, Mr. Hemmerle was President and Chief Executive Officer of Pearle Vision, a subsidiary of Grand Metropolitan, P.L.C. from August 1994 to September 1996. Prior thereto, he served as President and Chief Executive Officer of Crown Books from 1992 to 1994 and held the same position at Athlete's Foot Group, Inc. from 1987 until 1992. Mr. Hemmerle also serves on the Board of Directors of Monarch Dental Corporation.

        Carmie Mehrlander was named President and Chief Operating Officer of the Company on February 12, 1998, and was elected to fill a vacancy on the Board of Directors on March 26, 1998. Prior to joining the Company,
Ms. Mehrlander served as Executive Vice President-Merchandising for Home Shopping Network from June 1996 to June 1997 and as Divisional Vice President of Sears Merchandise Group from August 1993 to June 1996. Prior to joining Sears, she was Group Vice President of Macy's South from July 1990 to August 1993 following 13 years of fashion retailing at Abraham & Strauss and Macy's (Bamberger's).

        Clayton E. Niles has been a member of the Board of Directors since 1982 and was elected Chairman of the Board on September 5, 1996. Mr. Niles has become a private investor since his retirement on May 1, 1986, as Chairman of the Board of Communications Industries, Inc., a position held since January 1, 1980. Communications Industries, Inc., acquired by Pacific Telesis Group, is a supplier of mobile telephone services. Mr. Niles served as Chief Executive Officer of Communications Industries, Inc. from
January 1, 1976, until July 1, 1982, and thereafter re-assumed the office of President and Chief Executive Officer from July 1, 1983 until July 1, 1985.

        Carson R. Thompson is President and Chief Executive Officer of PawnMart, Inc. Prior thereto, he served as Chairman of the Board of the Company from November 1982 until September 5, 1996, when he resigned the position in connection with being appointed President and Chief Executive Officer of the Company. Mr. Thompson resigned as President and Chief Executive Officer on March 29, 1997. Mr. Thompson previously retired from the Company on June 30, 1991, after having served as Chief Executive Officer since July 1, 1982, and as President from July 1, 1982, to June 20, 1990. Prior thereto, Mr. Thompson served as President of Tex Tan Welhausen Co., a division of the Company, from 1974 until elected Vice President of the Company in May 1978 and thereafter elected Executive Vice President in September 1980. Mr. Thompson served as President and Chief Operating Officer of the Company from August 1981 to July 1982.

Meetings and Committees of the Board

        For the fiscal year ended January 31, 1998, the Board of Directors met 11 times. No director who served the entire fiscal year attended less than seventy-five percent (75%) of the meetings except Ms. Shirley Young. The Board has three standing Committees, described below. Committee appointments are reviewed by the Board at its meeting following each annual meeting of shareholders.

        The Board of Directors has an Audit and Finance Committee currently composed of the following directors: A. Roy Megarry (Chairman), Glenn E. Hemmerle, Carson R. Thompson and Robert E. Runice. The Audit and Finance Committee is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting, and internal controls. Specifically, the Committee reviews and approves the scope of the annual examination of the books and records of the Company and reviews the findings and recommendations of the outside auditors on completion of the audit; considers the organization, scope and adequacy of the Company's internal controls function; monitors the extent to which the Company has implemented changes recommended by the independent auditors to the Committee; and provides oversight with respect to accounting principles employed in the Company's financial reporting. The Committee, comprised entirely of non-employee directors, met four times during the fiscal year.

        The Board of Directors has a Compensation and Human Resources Committee currently composed of the following directors: Barbara Bass (Chair), Edmund H. Damon and Robert E. Runice. The Compensation and Human Resources Committee is primarily concerned with the Company's organization, salary and non-salary compensation and benefit programs, succession planning and related human resources matters. The Committee also recommends to the Board of Directors annual salaries, bonus programs and administers certain retirement, stock option and other plans covering executive officers. The Committee, comprised entirely of non-employee directors, met three times during the fiscal year.

        The Board of Directors has an Executive Committee currently composed of the following directors: Edmund H. Damon (Chairman), Barbara Bass, Clayton E. Niles, A. Roy Megarry and Robert S. Jackson. The Executive Committee is primarily concerned with the Company's strategic planning and also has the responsibility for director affairs, including the recommendation of nominees for new or vacant Board positions. The Committee will consider persons brought to its attention by shareholders. The names of the proposed nominees should be sent to the Chief Executive Officer or Secretary of the Company at the address shown on the cover of this Proxy Statement. The Committee met one time during the fiscal year.

Compensation of Directors

        A. Cash Compensation. A director who is an employee of the Company is not compensated for service as a member of the Board of Directors or any committee of the Board. For the fiscal year ended January 31, 1998, non-employee directors received cash compensation consisting of an annual retainer of $18,500, and an $1,000 fee for each Board meeting and each committee meeting attended. Committee Chairpersons received an additional annual retainer of $4,000 for committee work.
Mr. Clayton E. Niles was paid an annual retainer of $40,000 for serving as Chairman of the Board for the fiscal year. These amounts reflect modest changes in director cash compensation after no changes were made for the prior two fiscal years. The Company also reimburses its directors for travel, lodging and related expenses incurred in attending Board and committee meetings, and provides each director with travel accident and directors' and officers' liability insurance.

        B. Director Stock Option Plan. The 1991 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors on August 14, 1991, and approved by the Company's shareholders on November 12, 1991. The Director Plan provides for the granting of non-qualified stock options to members of the Board of Directors who are not employees of the Company or any of its subsidiaries (the "Non-Employee Directors").

        The Director Plan provides for both an initial grant of an option to new directors and an automatic annual grant of an option to continuing directors on the third business day after the Company issues its press release summarizing the Company's performance for the prior fiscal year. The initial and automatic annual option grant is the lesser of 5,000 shares or $75,000 in face value.

        The Board of Directors is proposing and recommending that shareholders approve an additional 90,000 shares for use under the Director Plan. See "Proposed Amendment to 1991 Director Stock Option Plan" (Item 2) at page 9.

        C. Director Stock Deferral Plan. The 1993 Stock Deferral Plan for Non-Employee Directors (the "Director Deferral Plan") was adopted by the Board of Directors on June 24, 1993, and approved by shareholders on October 13, 1993. Under the Director Deferral Plan, non-employee directors are given an election to defer the receipt of annual and Committee chair retainers and meeting fees, which are then credited in stock units equivalent to Common Stock and held by the Company in an account for the benefit of each participating director. The stock units, which at all times are fully vested, become payable in the form of Common Stock upon retirement from the Board or otherwise as specified in the director's election notice. The stock units are adjusted for stock dividends, stock splits, combinations, reclassifications, recapitalizations or other capital adjustments. In the event of a change in control, as defined in the Director Deferral Plan, all units are immediately payable.

        The Board of Directors may terminate, suspend or amend the Director Deferral Plan unless such amendment must be submitted for shareholder approval for the Director Deferral Plan to satisfy the requirements of the exemption from the short-swing profits rules under Section 16 of the Securities Exchange Act of 1934, as amended.

        D. Director Stock Ownership Guidelines. On June 24, 1993, the Board of Directors approved stock ownership guidelines for the Company's non-employee directors. The guidelines provide that each outside director is expected to achieve a stock ownership position equal to five times annual cash compensation no later than the completion of such director's fifth year of service on the Board. For purposes of the guidelines, annual cash compensation is defined as the annual retainer plus meeting fees, assuming attendance at four Board meetings and three Committee meetings. Stock beneficially owned by the directors and stock units held pursuant to the Director Deferral Plan count toward the satisfaction of the guidelines, but stock options, even if vested, are not considered owned for such purposes. The Executive Committee reviews compliance and progress toward satisfaction of the guidelines annually.


                   PROPOSAL TO AMEND THE BOMBAY COMPANY, INC.
                        1991 DIRECTOR STOCK OPTION PLAN

                                    (Item 2)

        The 1991 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors on August 14, 1991, and approved by the Company's shareholders on November 12, 1991. The Director Plan provides for the granting of non-qualified stock options to members of the Board of Directors who are not employees of the Company or any of its subsidiaries (the "Non-Employee Directors"). The Director Plan is designed to promote the interests of the Company by providing an increased opportunity for existing and potential new directors to acquire an investment in the Company, thereby maintaining and strengthening their desire to remain with or join the Company's Board of Directors and align their interests and efforts with those of the shareholders. The Board believes that in order to continue to enable the Company to attract and retain the best available personnel who are not employees of the Company to serve as outside directors, the Director Plan should be amended to increase the number of shares of the Company's Common Stock reserved for issuance under the Director Plan to add an additional 90,000 shares. The Director Plan will expire in the year 2001. The Board anticipates that the additional requested shares will satisfy the needs under the plan for the next two years.

        The Director Plan, as amended, provides for an initial grant of an option to purchase the lesser of 5,000 shares or that number of shares equal to $75,000 at face value to each Non-Employee Director upon the date of his or her election or appointment (the "Initial Option"); and an annual grant of an option to purchase the same number of shares of Common Stock on the third business day after the Company issues its press release summarizing the Company's performance for the prior fiscal year
(the "Annual Option").

        The exercise price of the options under the Director Plan is equal to the closing price of the Company's Common Stock on the date of grant. The Initial Option becomes exercisable at the rate of twenty percent (20%) per year commencing one year after the date of grant. Each Annual Option grant is exercisable in full six months following the date of grant. Payment for shares upon exercise shall be in cash.

        When approved in 1991 shareholders authorized 75,000 shares of Common Stock for issuance under the Director Plan, subject to adjustments for recapitalizations or similar events affecting the Common Stock. During 1992 and 1993 the Company's Common Stock split four times on the basis of three for two splits. As a result, due to the anti-dilution provision in the plan, the shares authorized under the plan increased proportionately . As of the beginning of fiscal 1998 there were options outstanding covering 202,372 shares. The automatic grant for fiscal 1998 was scheduled to occur on March 16, 1998 (three days following the release of annual results).
Due to the shortfall in the number of available shares, this grant is subject to approval by shareholders of the proposed amendment.

Summary of the Director Plan and Amendment

        The material features of the Director Plan are outlined below.
The only change to the existing Director Plan effected by the proposed amendment is a 90,000 share increase in the number of shares available for issuance. Accordingly, the only benefit to Non-Employee Directors is an increase in the number of shares reserved for options to which they already are, or will be, entitled under the Director Plan. The table below shows the options that Non-Employee Directors will be granted during Fiscal 1998 based on the current formulas of the Director Plan.


                            AMENDED PLAN BENEFITS

                                                     OPTIONS TO BE GRANTED
NAME OF INDIVIDUAL OR GROUP                          DURING FISCAL 1998 (1)

Non-Employee Directors as a Group (seven)                    35,000


(1) The exercise price for all grants will be at the fair market value of the Company's Common Stock on the date of grant.

Purposes

        The purposes of the Director Plan are to attract and retain the best available personnel to serve as Non-Employee Directors of the Company and to encourage ownership in the Company by such Non-Employee Directors. Options granted under the Director Plan are non-qualified stock options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or its applicable regulations.

Administration

        The Director Plan is administered by the Board of Directors of the Company. The interpretation and construction of any provision of the Director Plan by the Board is final and binding. Members of the Board receive no separate compensation for their services in connection with the administration of the Director Plan.

Eligibility

        The Director Plan provides that options may be granted only to Non-Employee Directors. The Company currently has a total of nine directors, seven of whom are Non-Employee Directors.

Grant of Options

        All grants of options under the Director Plan are automatic and nondiscretionary. Accordingly, no person shall have any discretion to select which Non-Employee Directors shall be granted options or to determine when such options shall be granted. The number of shares to be covered by options granted to Non-Employee Directors is subject to change by the Board of Directors provided such number of options is within the maximum number approved by shareholders, as subsequently adjusted. All grants of options are made in strict accordance with the provisions of the Director Plan.

Option Price

        The option price under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date of grant. Fair market value shall be determined by reference to the closing sales price on the New York Stock Exchange. The closing sales price per share of the Company's Common Stock on March 25, 1998, was $4.9375.

Termination of Status as a Director Through Death, Disability or Otherwise

        Under the Director Plan, options become fully exercisable upon the death or disability of an optionee or upon an optionee ceasing to be a director of the Company, provided the director has served at least five years on the Board. All options granted prior to 1994 expire three months from the date an optionee terminates his or her performance of services for the Company except in the cases of death or disability in which event the three month period is extended to twelve months. An amendment covering all options granted after 1994 extended the exercise period from three months to thirty-six months upon death, disability or a director's retirement from the Board, provided such departing director had at least ten years of service or if such retirement was due to the Company's mandatory retirement age for directors. A subsequent amendment restated the exercise period by providing one year to exercise vested options for each three-year term or portion thereof completed by a departing director, to a maximum of three years. However, in no event may an option be exercised once its ten year term has expired.

Nonassignability of Options

        Options granted pursuant to the Director Plan are nonassignable and nontransferable by the optionee, other than by will or by the laws of the descent and distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

Adjustment Upon Changes in Capitalization and Corporate Transactions

        In the event any changes, such as stock splits or dividends, are made in the capitalization of the Company, which changes result in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments shall be made in the number of shares which have been reserved for issuance under the Director Plan and the price per share covered by each outstanding option.

Change of Control

        Notwithstanding anything in the Director Plan or in a stock option agreement evidencing an option to the contrary, in the event a change of control, as defined in the Director Plan, occurs, then each option shall become exercisable during the period beginning on the date of the occurrence of the change of control and ending on the sixtieth day following such date, for the purchase of the full number of shares subject to the option.


Amendment and Termination

        The Board of Directors may amend the Director Plan at any time from time to time or may terminate the Director Plan without approval of the shareholders. No action by the Board or the shareholders may unilaterally alter or impair any rights previously granted under the Director Plan without the consent of the optionee, except as may be necessary for compliance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In any event, the Director Plan will terminate in the year 2001. Shareholder approval is required for amendments of the Director Plan only if required by Rule 16b-3 under the Exchange Act.

Federal Tax Consequences

        Options granted under the Director Plan are nonqualified stock options not entitled to special tax treatment under the Code. Generally, an optionee will not recognize any taxable income for the purposes of federal income tax liability at the time the optionee is granted a nonqualified option. However, upon the exercise of the option, the optionee will recognize ordinary income for income tax purposes equal to the excess of the then market value of the shares over the option exercise price. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

        The foregoing is not a complete description of the federal income tax aspects of options granted under the Director Plan. Furthermore, no information is given herein with respect to any state and local taxes or any non-U.S. taxes which may be applicable.

Vote Required; Recommendation of Board of Directors

        The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve this proposal. An abstention will have the same effect as a vote against the proposal and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED UNDER THE 1991 DIRECTOR STOCK OPTION PLAN.

                     EXECUTIVE OFFICERS OF THE COMPANY

Current Executive Officers

        The executive officers of the Company, their respective ages, positions held and tenure as officers are as follows:
                              Position(s) Held with          Officer of the
            Name     Age      the Company                    Company Since
Robert S. Jackson     52  Chief Executive Officer                 1997

Carmie Mehrlander     46  President and Chief Operating           1998
                          Officer

Brent A. Magnuson     35  Senior Vice President,Merchandising     1996
                          and Marketing

Daniel L. Lawrence    49  Senior Vice President, Merchandise      1996
                          Development and International Sourcing

Elaine D. Crowley     39  Vice President, Finance                 1996
                          and Treasurer

J. Michael Smith      43  Vice President, Human Resources         1996


Michael J.            41  Vice President, Secretary               1985
Veitenheimer              and General Counsel


Business Experience

        Information concerning the business experience of Mr. Jackson and Ms. Mehrlander is provided under the section entitled "Election of Directors."

        Mr. Brent A. Magnuson was named Senior Vice President, Merchandising and has served as Interim Senior Vice President of Marketing effective September 1996 after serving as Vice President, Merchandise Management since January 1996. He was elected a corporate officer on February 21, 1996. From September 1995 to December 1995, Mr. Magnuson was Vice President, Strategic Planning and from May 1994 to August 1995 was Director, Information Services of the Company. Mr. Magnuson joined Bombay from Price Waterhouse where from 1991 to 1994 he was a Manager in the Management Horizons Division and, from 1989 to 1991 he served as Senior Consultant to that group.

        Mr. Daniel L. Lawrence has served as Senior Vice President, Multinational Sourcing since 1992 and, in September 1996 was named to the position of Senior Vice President, Merchandise Development, assuming the additional responsibilities of product development and quality assurance. He was elected a corporate officer on February 21, 1996. From 1990 to 1992 he acted as Vice President, Merchandising for the former Bombay division of the Company. Mr. Lawrence joined Bombay after serving as Senior Vice President, Merchandising for Michael's Stores, Inc. and holding various positions at Pier 1 Imports from 1975 to 1988, including Vice President, Divisional Merchandise Director from 1986 to 1988.

        Ms. Elaine D. Crowley was named Vice President, Finance and Treasurer effective January 25, 1996, after having served as Corporate Controller since January 1995. Prior thereto, Ms. Crowley acted as Executive Vice President, Operations of The Bombay Company division from January 1994 to January 1995, Vice President and Controller from
January 1991 to December 1994 and Controller from August 1990 to
December 1990. Prior thereto, Ms. Crowley was with Price Waterhouse from 1981 to 1990.

        Mr. J. Michael Smith joined The Bombay Company, Inc. as Vice President, Human Resources on December 9, 1996. Prior thereto, from
June 1992 to December 1996 Mr. Smith was Retail Vice President of
Pearle, Inc., the world's largest retail eye wear supplier and a U.S. subsidiary of Grand Metropolitan, PLC. Before joining Pearle, Inc.,
Mr. Smith was employed by the Burger King Corporation, as Vice President, Human Resources - USA Retail from March 1991 to June 1992, as Human Resources Director - Distribution Services from October 1990 to March 1991, and as Human Resources Director, Southeast Operations from May 1989 to October 1990. Previous work assignments included various human resources positions at Grand Metropolitan, PLC Companies, including an expatriate assignment at the company's Corporate Center in London, as well as positions at Nissan Motor Manufacturing Corporation USA in Tennessee and Texas Instruments, Inc.

        Mr. Michael J. Veitenheimer was named Vice President effective August 4, 1994, and has served as Secretary of the Company since
July l, 1985, and General Counsel since December 1983. From 1983 to 1985 he was Assistant Secretary of the Company. Prior thereto, Mr. Veitenheimer was in private practice of law in Fort Worth, Texas.

Terms of Office: Relationships

        The officers of the Company are elected annually by the Board of Directors at a meeting held immediately following each Annual Meeting of Shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

        There are no family relationships among the executive officers, and there are no arrangements or understandings between any officer and any other person pursuant to which that officer was selected.



                          EXECUTIVE COMPENSATION

Summary Compensation Table

        The Summary Compensation Table includes individual compensation information on the Chief Executive Officer, the four other most highly paid executive officers as of January 31, 1998, a former chief executive officer and a former executive officer who would have been included in the table but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.

                         Summary Compensation Table
                                                                           Long-Term
                                                                         Compensation

                                                                             Awards
Name and Principal           Fiscal        Annual         Other
   Position                   Year      Compensation      Annual                                 All
                                                          Compen-    Restricted       Stock     Other
                                       Salary   Bonus     sation(1)    Stock(2)      Options  Compensation(3)
                                        ($)      ($)        ($)          ($)           (#)        ($)
Robert S. Jackson
President & Chief             1997     313,462  160,000      -            0          100,000    19,086(5)
Executive Officer(4)


Gerald A. Cook, Senior        1997     182,000   42,000      -         $237,500            0     5,464(3)
Vice President, Stores(6)     1996     193,750      0        -              0        135,000     6,060



Brent A. Magnuson,            1997     175,000   42,000      -         $237,500             0    10,536(3)
Senior Vice President,        1996     157,644      0        -              0         135,000    17,019
Merchandising



J. Michael Smith, Vice        1997     165,000   33,000      -              0          32,000    71,890(7)
President, Human
Resources



Michael J. Veitenheimer,      1997     160,000   42,000      -              0          33,000    10,169(3)
Vice President, General       1996     149,880      0        -              0          22,489    19,727
Counsel & Secretary           1995     131,481      0        -              0          15,374    18,402



Carson R. Thompson,           1997      69,384      0        -              0           4,000(8) 117,512(9)
Former Chief Executive        1996     181,077      0        -              0                      8,995
Officer(8)



James E. Herlihy, Former      1997     154,235      0        -              0               0    170,971(11)
Executive Vice President      1996     219,928      0        -              0         221,959     30,658
& Chief Financial             1995     194,135      0        -              0          46,896     26,656
Officer(10)



(1) "Other Annual Compensation" is intended to cover forms of annual compensation not properly categorized as salary or bonus, including perquisites. No named executive received such compensation or perquisites which exceeded a threshold level for disclosure purposes.

(2) At the end of fiscal 1997 the Company had restricted stock awards outstanding covering 100,000 of stock, with a total value of $475,000 based upon the closing market price on the date of grant. The restricted shares vest upon completion of the fourth year following the date of grant. Dividends will not be paid on the restricted stock.

(3) The totals in this column reflect the aggregate value of the Company contribution to each named executive under the 401(k) Savings Plan, Stock Purchase Program, Supplemental Stock Plan, Executive Disability Plan and life insurance. For the fiscal period ended January 31, 1998, these amounts were as follows: Robert S. Jackson: $0; $0; $0; $1,594 and $868. Gerald A. Cook: $2,729; $578; $0; $1,275 and $882. Brent A. Magnuson:
$8,246; $409; $505; $589 and $787.  J. Michael Smith:  $2,308; $0; $0;
$1,213 and $560.  Michael J. Veitenheimer:  $8,116; $0; $0; $1,275 and
$778. Carson R. Thompson:  $3,808; $1,058; $0; $388 and $675.
James E. Herlihy:  $5,683; $1,058; $1,298; $1,361 and $1,129.

(4) Mr. Robert S. Jackson, a non-employee director, was named interim President and Chief Executive Officer on March 29, 1997. He was named to continue as Chief Executive Officer on February 12, 1998.

(5) Includes, in addition to the amounts reflected in Note 2 above, non-employee director fees totaling $16,625.

(6)     Mr. Gerald A. Cook separated from the Company on April 6, 1998.

(7) Includes, in addition to the amounts reflected in Note 2 above, relocation expenses totaling $67,809.

(8) Mr. Carson R. Thompson resigned as President and Chief Executive Officer on March 29, 1997, to become President and Chief Executive Officer of PawnMart, Inc. He continues to serve on the Board of Directors. Options were granted as part of annual grant of 4,000 options to non-employee directors.

(9) Includes, in addition to the amounts reflected in Note 2 above, transition consulting fees of $90,000 in association with Mr. Thompson's resignation as President and Chief Executive Officer, and non-employee director fees totaling $21,583.

(10)    Mr. James E. Herlihy separated from the Company on October 4, 1997.

(11) Includes, in addition to the amounts reflected in Note 2 above, severance related compensation in the amount of $160,442. See
"Termination Agreements" at page 18.

Stock Option Grants

        The following table provides information, with respect to individual grants under the 1986 Stock Option Plan or the 1996 Long-Term Incentive Stock Plan to the individuals named in the Summary Compensation Table, during the fiscal year ended January 31, 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                      Percent of      Exercise or    Expiration    Potential Realizable Value
                          Options     total options   base price        Date       at Assumed Annual Rates of
                          Granted     granted to      ($ share)(2)                 Stock Price Appreciation
       Name               (#)(1)      employees in                                 for the Option Term ($)(3)
                                      fiscal year                                     5%                10%

Robert S. Jackson         100,000        16.4%          $4.75          12/4/07      298,420           751,030


Gerald A. Cook                  0          -              -               -            -                 -


Brent A. Magnuson               0          -              -               -            -                 -


J. Michael Smith           32,000         5.2%          $4.75           3/11/07      95,494           242,250


Michael J. Veitenheimer    33,000         5.4%          $4.75           3/11/07      98,479           249,820


Carson R. Thompson          4,000(4)      N/A           $4.50           3/17/07        N/A               N/A


James E. Herlihy           25,316         4.1%          $4.59           10/4/00      11,898            24,303


(1) Grants of options to purchase shares of Common Stock under the 1986 Stock Option Plan and 1996 Long-Term Incentive Stock Plan generally vest from the date of grant at a rate of 20% per year for five years and expire on the tenth anniversary of the date of grant. The Plan contains a provision which provides that, in the event of a change in control, as defined therein, all options granted under the plan immediately vest and become exercisable for a period of 60 days after the effective date of such change in control.

(2) Exercise price is equal to the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the date of the grant.

(3) These amounts represent assumed rates of stock price appreciation of 5% and 10% which are specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurances that the amounts reflected in the table will be achieved or maintained through the life of the option. The amounts shown represent the assumed value of the stock options, less the exercise price, at the end of the ten-year period, beginning on the date of grant and ending on the option expiration date. For example, based upon a ten-year period beginning on the date of grant on March 11, 1997, with a price of the Common Stock of $4.75, a share of Common Stock would have a value on March 11, 2007 of approximately $7.74 at an assumed appreciation rate of 5% and approximately $12.32 at an assumed appreciation rate of 10%. The closing price of the Company's stock on March 25, 1998, was $4.94 per share.

(4) Represents options granted under the Company's 1991 Director Stock Option Plan which were granted to Mr. Thompson after his resignation as President and Chief Executive Officer.

(5) Pursuant to Mr. Herlihy's severance contract, any options exercised by him during the 90 days following his separation resulted in his being granted a new option or stock appreciation right exercisable by Mr. Herlihy at any time during the 21 months following such grant. Options were granted on January 4, 1998.

Stock Option Exercises and Holdings

        The following table provides information with respect to the exercise of options by the individuals named in the Summary Compensation Table during the last fiscal year and the value of unexercised options held as of January 31, 1998.

     AGGREGATED OPTION EXERCISES IN FISCAL YEAR AND YEAR END OPTION VALUES
                                                            Number of              Value of
                            Shares                         Unexercised        Unexercised In-the-
                           Acquired         Value        Options at 1/31/98     Money Options at
       Name               on Exercise      Realized        Exercisable/           1/31/98(1)
                              (#)            ($)          Unexercisable        ($) Exercisable/
                                                                                 Unexercisable

Robert S. Jackson            6,187            $           28,812/100,000            8,800/0

Gerald A. Cook                   0            0           13,000/132,000                0/0

Brent A. Magnuson                0            0           14,200/131,800                0/0

J. Michael Smith                 0            0           4,000 / 48,000                0/0

Michael J. Veitenheimer      8,374       19,365           32,689/ 56,800                0/0

Carson R. Thompson               0            0           14,750/ 0                   240/0

James E. Herlihy            25,316       29,713           25,316/ 0                     0/0


(1) The closing price of the Company's Common Stock on January 30, 1998, was $4.56 per share.

Termination Agreements

        On December 8, 1992, the Company entered into Executive Severance and Non-Competition Agreements (the "Agreements") with the then President and Chief Executive Officer and Executive Vice Presidents of the Company. The Agreements were intended to provide non-competition protection to the Company for a two year period following termination of employment and prohibit at any time the unauthorized disclosure or use of trademarks, trade secrets or other proprietary information or property of the Company other than in the service of the Company. In exchange, the officers were entitled to certain severance benefits in the event of the termination of employment including the payment of base salary and bonus prorated through the date of termination. These Agreements had three year terms with automatic annual one year extensions unless otherwise elected by the Company. In the event the officer was terminated without cause or following an involuntary reduction of his or her responsibilities, position or compensation, such officer was entitled to receive his or her base salary, projected bonus and health benefits for up to a two year period following termination. Further, the officer was entitled to immediate vesting of all or a part of any stock options granted to the officer more than 12 months prior to the termination date. To the extent certain of such stock options were exercised during the three months following termination of employment, the officer was also entitled to receive stock appreciation rights or equivalent new options exercisable for a 21 month period thereafter. Stock appreciation rights, if granted, or measures taken by the Company to offset the costs of the rights should an exercise occur, would likely constitute an expense to the Company and a charge to earnings in the period exercised.

        On October 4, 1997, Mr. James E. Herlihy separated from the Company. His severance arrangement was governed by the agreement discussed above. Total severance costs during the fiscal year was $160,442. The maximum potential severance cost, assuming full two-year payout and no offsetting income from future employment during the second year, is approximately $800,000.

        Mr. J. Michael Smith was hired as Vice President, Human Resources on December 9, 1996. His letter of employment provides for severance payments equivalent to 12 months salary if he is terminated not for cause during the first two years of his service to the Company, and six months severance thereafter.

Compensation and Human Resources Committee Report

        The Compensation and Human Resources Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Committee consists of four independent, non-employee directors. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board.

        Compensation Philosophy. The Company's long-standing compensation philosophy is one of emphasizing performance-based compensation incentives which create a strong focus on growth in earnings per share and the enhancement of shareholder value. This focus is maintained through a program of competitive base salaries, a bonus program based on successfully achieving predetermined financial performance goals and a heavy emphasis on executive equity ownership. These compensation elements address both short-term and long-term performance goals and serve as the primary vehicles to attract and retain executives with abilities to further the growth and success of the Company. During Fiscal 1997 the compensation program was modified to incorporate an individual performance element in addition to total Company results. This change is discussed under the section entitled "Annual Incentive Bonus."

        The Company has elected to use the Standard & Poors Retail Stores Composite Index to compare the performance of the Company to that of a broad index of other retailers for purposes of the Shareholders' Total Return Graph presented elsewhere in this Proxy Statement. However, in reviewing compensation issues, the Committee focused on a narrower, more analogous group of retailers (the "Comparative Group"), along with national survey data. The Comparative Group is reviewed by the Committee annually and changes to the group are made as necessary for comparability purposes. The Committee is of the opinion that these companies reflect a group with which Bombay competes for executive talent. Prior to beginning Fiscal 1997 the Company examined its peer group companies to ensure that, on a continuing basis, the peer group reflected similarity to the Company as closely as possible. Specifically, the following criteria were used: first, the company was in the business of specialty retail, with revenues of at least $250 million, but in no event more than $1 billion; and second, a preference was given to home furnishings retailers (mall and non-mall) and to mall-based retailers in other merchandise categories with operating, growth and earnings characteristics similar to the Company. The Comparative Group consists of 14 companies, the majority of which were not in the Retail Stores Composite Index: Ann Taylor, Bed Bath and Beyond, CML Group, Dress Barn, Gymboree, Haverty Furniture, Lechter's, Pier 1 Imports, Rhodes, Sports and Recreation, Sunglass Hut, Talbots, Tiffany & Co. and Williams-Sonoma. In the opinion of the Committee, these retailers were a more representative sampling of comparable companies for purposes of comparing CEO and executive officer compensation packages than the Standard & Poors Retail Stores Composite Index, which is made up of substantially larger companies. For purposes of comparability, the Committee also reviewed compensation practices for a modified peer group containing the five companies in the Comparative Group closest to Bombay in net sales volume.

        Base Salaries. The Committee reviews and approves salaries for the CEO and the other executive officers on an annual basis. Recommended base salaries are reviewed and set based on information derived from the Comparative Group and national surveys of compensation data, as well as evaluations of the individual executives' positions, future performance and contribution. In making salary decisions, the Committee exercises its discretion and judgment with no specific formula being applied to determine salary levels. Historically, salaries of Company executives were generally set at or below median levels. The Committee determined, after a review of comparative data for Fiscal 1995 and 1996, that the salary levels at some positions were not at competitive levels, which placed the Company at risk of losing executive management talent. As a result, for Fiscal 1997 the Committee continued the process aimed at gradually moving base salaries upward to achieve median competitive base salary levels in relation to the Comparative Group. No base salary increases were given to the CEO and two other executive positions. In the executive officer group, salaries for the fiscal year represented a range of 40% to 65% of projected total annual compensation.

        Annual Incentive Bonus. Annual incentive bonuses for executive officers are designed to satisfy the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon Company performance. To carry out this philosophy, the Company implemented the Executive Management Incentive Compensation Plan (the "Incentive Plan") effective July 4, 1994. The Incentive Plan, approved by shareholders on October 13, 1994, is a pay-for-performance plan intended to motivate and reward executive officers by directly linking cash bonuses to specific corporate financial targets.

        The Incentive Plan provides that bonus pools are created based upon profitability and return on assets. The bonus pool based upon profitability is derived by setting aside a fixed percentage of pre-tax profits and contains a profit threshold that must be met for the payment of any bonus based on profitability. The bonus pool based upon return on assets is derived by allocating a pre-set amount of bonus dollars for each percentage increase in the calculated return on assets above an established minimum. The profit percentage, return on assets schedule and applicable minimum thresholds are established by the Committee and approved annually by the Board of Directors, as are paid bonuses. See Summary Compensation Table.

        If the threshold levels for profits and return on assets are met, the Incentive Plan permits bonus results to be adjusted through the application of a "growth factor" based upon earnings per share compared to the prior year. Since Fiscal 1997 was perceived as a turnaround year for the Company, the growth factor was not included in the compensation plan for the year.

        In prior years, bonus results were based entirely on financial measures and discretion was not used to determine or adjust bonus amounts. The Committee determined that, with the maturing of the Company, the Incentive Plan should be amended to provide that once the Board approved minimum financial thresholds were met and a bonus pool established, a portion of annual incentive bonus should be based upon individual performance of the officer. This amendment, adopted in May 1997, was made applicable to Fiscal 1997 results.

        At the time the amendment was made, the Board and the Committee replaced previously established "target bonuses" with a new program providing for the accrual of bonus dollars as a percentage of pre-tax profits up to a minimum profit threshold, with such bonus dollars being available for distribution at the Committee's discretion based upon individual officer performance. Profitability in excess of the threshold would generate bonus dollars which were divided between discretionary and automatic formula awards based upon predetermined allocations of the bonus pool dollars. Achievement of the business plan provided bonus dollars available for distribution with approximately 60% based upon Company performance and with the balance based upon individual performance. With the implementation of this new program, the 1997 profit targets and bonus thresholds originally set in March 1997 were revised with the net effect being that each executive officer's original target bonus was reduced approximately 40% based upon the revised business plan.

        Compensation Results. The Company's performance for the period ended January 31, 1998, met the minimum thresholds of the compensation criteria established in May 1997 which reflected substantial improvement over the prior years' results, but did not achieve the revised business plan. As a result the executive officers were paid bonuses for the fiscal period as noted in the Summary Compensation Table, with such payments representing approximately 60% of bonus levels at plan.

        Stock Options/Equity Ownership. The Company's compensation program is also intended to create long-term incentives for executives to act in ways that will create long-term growth in shareholder value. In 1997, to further its long-term pay practice, restricted stock awards were granted to two Senior Vice Presidents which vest in full upon the completion of four years from the date of grant. The remaining members of Senior Management were awarded non-qualified stock options. These grants, made by the Committee under the 1996 Long Term Incentive Stock Plan, are reflected in the "Summary Compensation" and "Option Grants in Last Fiscal Year" tables contained in this Proxy Statement.

        Pursuant to the 1996 Long-Term Incentive Stock Plan, awards are granted at the discretion of the Committee, usually once per year. The number of shares covered by such awards are determined based upon benchmarks for comparable positions and an assessment of the individuals' performance. The Committee considers the recommendation of and relies on information provided by the CEO in determining awards to be granted to the non-CEO executive officers. Other than the two restricted stock awards referred to above, the Company has used only stock options which, when awarded, are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options typically vest over a five-year period (20% per year) and are not dependent on further individual performance criteria. The Committee believes that the periodic grant of time-vested stock options provides an incentive that focuses the executives' attention on managing the business from the perspective of owners with an equity stake in the Company. It further motivates executives to maximize long-term growth and profitability because value is created in the options only as the Company's stock price increases after the option is granted.

        CEO Compensation. Mr. Robert S. Jackson served as President and CEO from March 31, 1997, through the end of the fiscal year. He was paid a base salary of $313,462.00 for the period plus a bonus of $160,000.00 based upon the Company's progress in its turnaround for the balance of the fiscal year. On December 4, 1997, Mr. Jackson was granted nonqualified stock options covering 100,000 shares, priced at $4.75 per share with a five year vesting schedule. Prior to Mr. Jackson's appointment, Mr. Carson R. Thompson served as President and CEO. Mr. Thompson's base salary for the fiscal year was set at $440,000 per year, with a bonus opportunity of $232,000 for Fiscal 1997. Mr. Thompson resigned as an executive officer on March 31, 1997, to become President and Chief Executive Officer of PawnMart, Inc.

        Impact of Section 162(m) of the Internal Revenue Code. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit per year on the corporation tax deduction for compensation (including stock-based compensation such as stock options) paid with respect to the top five executive officers of publicly-held corporations, unless, in general, such compensation is performance-based and approved by shareholders. It is the Company's present intention that all amounts paid to its executives be fully deductible under the applicable tax laws. To maintain this deductibility, the Committee adopted and the Board of Directors and shareholders approved the Incentive Plan, along with the 1986 Stock Option Plan and the 1996 Long-Term Incentive Stock Plan.

        The Committee believes that the quality and motivation of management makes a significant difference in the performance of the Company, and that a compensation program which is tied to performance is in the best interests of shareholders. The Committee is of the opinion that the Company's compensation plans meet these important requirements.

                                                  Barbara Bass, Chair
                                                  Edmund H. Damon
                                                  Robert E. Runice
                                                  Shirley Young


1993 - 1998 Shareholders' Total Return Graph

        The following graph compares the Company's cumulative shareholder return to the returns for all the companies in the S&P 500 Index and those companies comprising the S&P Retail Stock Composite Index for the five year period ended January 1998. The return values are based on an assumed investment of $100, as of the close of business on the last day of January 1993, in the Company's Common Stock and in each of the two comparator groups, with all dividends treated as reinvested and each comparator group weighted by each component company's market capitalization on the last day of January for each subsequent year through January 1998.

                    COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                     AMONG BOMBAY, S&P 500 AND S&P RETAIL COMPOSITE

                       JAN-93       JAN-94       JAN-95        JAN-96       JAN-97      JAN-98
BOMBAY                 $100.0       $184.6        $59.8         $38.8        $31.2       $30.8

S&P 500                $100.0       $112.8       $113.4        $157.2       $198.5      $251.9

S&P RETAIL COMPOSITE   $100.0        $96.5        $89.3         $96.3       $115.0      $170.5



           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


        Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and certain persons or groups who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the applicable national stock exchange. Such officers, directors and beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners in excess of ten percent (10%) were complied with during the fiscal year ended January 31, 1998 except that Mr. Michael J. Veitenheimer, an officer, failed to timely file one Form 4 reflecting the sale of 500 shares in June, 1997. The transaction was reported on Form 4, filed in September 1997.

                             CERTAIN TRANSACTIONS

        On November 20, 1996, the Board of Directors approved a $75,000 loan to Mr. Michael J. Veitenheimer, Vice President of the Company, incident to the servicing of debt related to the exercise of stock options resulting in the purchase of Company stock in 1993. The loan bears interest at floating prime, and $75,000 had been loaned as of March 24, 1997.

                 RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has selected Price Waterhouse LLP as independent accountants to audit the books, records and accounts of the Company for fiscal year 1997. Price Waterhouse LLP has served as the Company's independent accountants since 1975 and is, therefore, familiar with the affairs and financial procedures of the Company. To the knowledge of management, neither such firm nor any of its members has any direct or material indirect financial interest in the Company nor any connection with the Company in any capacity otherwise than as independent accountants.

        Audit and audit related services performed by Price Waterhouse LLP during the fiscal period ended January 31, 1998, included the audit of the financial statements of the Company.

        A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting on May 21, 1998, to answer questions and, if necessary, will be afforded an opportunity to make a statement regarding the financial statements.

                           PROPOSALS OF SHAREHOLDERS

        The Annual Meeting of Shareholders for the 1998 fiscal year is expected to be held on or about May 20, 1999, with the mailing of Proxy materials for such Meeting to be made on or about April 8, 1999. If a shareholder intends to submit a proper proposal for presentation at such Annual Meeting, the proposal must be received by the Company at its principal executive offices on or before December 10, 1998, in order to be considered for inclusion in the Proxy Statement and Proxy relating to such Meeting.

                                   GENERAL

        The Company will furnish without charge to each person whose Proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended
January 31, 1998, as filed with the Securities and Exchange Commission, including the financial statements and schedules. Such report will be filed with the Securities and Exchange Commission on or before May 1, 1998. Requests for copies of such report should be directed to Michael J. Veitenheimer, Vice President, Secretary and General Counsel, The Bombay Company, Inc., 550 Bailey Avenue, Suite 700, Fort Worth, Texas 76107.

Report to Shareholders

        The Annual Report to shareholders of the Company for the fiscal year ended January 31, 1998, has been forwarded to all shareholders. The Annual Report, which includes audited financial statements, does not form any part of the material for the solicitation of Proxies.

        Please date, sign and return the enclosed Proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated as it will save the expense of further mailings.

                                By Order of the Board of Directors


                                                MICHAEL J. VEITENHEIMER
                                                  Vice President, Secretary
                                                      and General Counsel